Exhibit 10.26
BELLICUM PHARMACEUTICALS, INC. AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”)
dated as of November 3, 2021, is entered into by and between Bellicum Pharmaceuticals, Inc. a Delaware corporation, having a location at 3730 Kirby Drive, Suite 1200, Houston, Texas 77098 (the “Company”) and Charity Scripture, MS, PharmD, BCOP. (the “Executive”).

WHEREAS, Company and Executive are Parties to that certain Employment Agreement dated June 19, 2020 as amended on September 14, 2020 and January 1, 2021 (the “Original Employment Agreement”);

WHEREAS, the Company wishes to continue employing Executive in a new full-time role as Chief Development Officer and to provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to be employed by the Company in such capacity and to receive the compensation and benefits on the terms and conditions set forth herein;

WHEREAS, the Company and Executive desire to enter into this Agreement to become effective, subject to Executive’s signature below as of December 1, 2021 (the “Effective Date”) in order to memorialize the revised terms and conditions of Executive’s employment by the Company; and

WHEREAS, Executive’s agreement to and compliance with the provisions in Sections 9 through 11 of this Agreement are a material factor, material inducement and material condition to the Company’s entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree that the above-described Original Employment Agreement shall hereby be amended and restated in its entirety as follows:

1.At-Will Employment. The Company and Executive acknowledge that either Party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Section 6 and 7 herein. This at-will employment relationship cannot be changed except in a writing signed by both Executive and the Board of Directors of the Company (or a duly authorized committee thereof, if applicable) (the “Board”). Any rights of Executive to additional payments or other benefits from the Company upon any such termination of employment shall be governed by Section 7 of this Agreement.

2.Position and Location. Executive’s duties under this Agreement shall be to serve on a full-time basis as Chief Development Officer with the responsibilities, rights, authority and duties pertaining to such office as are established from time to time by the Company’s Chief Executive Officer (“CEO”), and Executive shall report to the CEO. Executive shall also act as an officer and/or director and/or manager of such Affiliates of the Company as may be designated by the CEO from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. As used herein, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with, the

Company. Executive’s principal place of business for performance of services to the Company under this Agreement shall be in the San Francisco Bay area. The Company will, from time to time, reasonably require Executive to travel temporarily to other locations, including to the Company’s headquarters in Houston, Texas in connection with the Company’s business.

3.Commitment. Executive will devote substantially all of her business time and best efforts to the performance of her duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere in any material respect with the performance of her duties and responsibilities hereunder and do not conflict with the financial, fiduciary or other interests of the Company (or its Affiliates), as determined in the sole discretion of the CEO, to manage her passive personal investments and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, Executive agrees that she shall only serve on for-profit boards of directors or for-profit advisory committees if such service is approved in advance in the sole discretion of the CEO.

4.Compensation.

(a)Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary at the annual rate of $400,000, less payroll deductions and withholdings, which shall be payable in accordance with the standard payroll practices of the Company. Executive’s base salary shall be subject to periodic review and adjustment by the Board from time to time in the discretion of the Board.

(b)Performance Bonus. For the applicable period covered by the Company’s bonus plan then in effect (currently either on a quarterly or an annual basis) as determined by the Board in its sole discretion (the “Bonus Period”), Executive shall be eligible to receive a performance bonus (“Performance Bonus”) from the Company, based on a target annual bonus equal to forty percent (40%) of Executive’s base salary. The Performance Bonus will be based on achievement of individual and/or Company goals established by the Board in its sole discretion in advance of each Bonus Period. Following the close of each Bonus Period, the Board will determine whether Executive has earned a Performance Bonus, and the amount of any such bonus. Payment of the Performance Bonus shall be expressly conditioned upon Executive’s employment with the Company on the date that the Performance Bonus is paid, except as provided in Section 7(b)(iv) and Section 7(c) below. The Performance Bonus shall be paid within ninety (90) days after the end of the Bonus Period for which it relates. Executive’s target Performance Bonus will be subject to periodic review and adjustment by the Board from time to time.

(c)Reimbursement of Expenses.

(i)The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of her duties hereunder, in accordance with the Company’s policies as in effect from time to time.

(ii)Any reimbursements will be paid to Executive within thirty (30) days after the date Executive submits receipts for the expenses, provided Executive submits those receipts within forty-five (45) days after Executive incurs the expense. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A (as defined in Section 14 below): (i) to be eligible to obtain reimbursement for such expenses

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Executive must submit expense reports within forty-five (45) days after the expense is incurred,
(ii) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

5.Benefits. Subject to applicable eligibility requirements, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and programs that may be provided to senior executives of the Company from time to time, subject to plan terms and generally applicable Company policies. Executive is entitled to participate in personal time off and holiday benefits in accordance with Company policy from time to time for its senior executives.

6.Termination.

(a)Termination. The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

(i)the death of Executive;

(ii)the termination of Executive’s employment by the Company due to Executive’s Disability pursuant to Section 6(b) hereof;

(iii)the termination of Executive’s employment by Executive for any reason;

(iv)the termination of Executive’s employment by the Company without Cause;

(v)the termination of Executive’s employment by the Company for Cause pursuant to Section 6(c) after providing the Notice of Termination for Cause pursuant to Section 6(d); or

(vi)the termination of Executive’s employment upon mutual agreement in writing between the Company and Executive.

(b)Disability. For purposes of this Agreement, “Disability” means that Executive has been unable, for ninety (90) consecutive days, or for periods aggregating one hundred and twenty
(120) business days in any period of twelve consecutive months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined in good faith by the Board. A termination of Executive’s employment for Disability shall be communicated to Executive by written notice and shall be effective on the 10th day after sending such notice to Executive (the “Disability Effective Date”), unless Executive returns to performance of Executive’s duties before the Disability Effective Date.

(c)Cause. For purposes of this Agreement, the term “Cause” shall mean (i) Executive’s willful misconduct which is demonstrably and materially injurious to the Company’s reputation, financial condition, or business relationships; (ii) the failure of Executive to attempt in good faith to follow the legal written direction of the CEO or the Board; (iii) the failure by Executive to attempt in good faith to perform the duties required of her hereunder (other than any

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such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the CEO which specifically identifies the manner in which it is believed that Executive has failed to attempt to perform her duties hereunder;
(iv) Executive being convicted of, indicted for, or pleading guilty or nolo contendere to, a felony or any crime involving dishonesty, fraud or moral turpitude; (v) Executive’s dishonesty with regard to the Company or in the performance of her duties hereunder, which in either case has a material adverse effect on the Company; (vi) Executive’s material breach of this Agreement unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach; or, (vii) Executive’s failure to comply in any material respect with the Company’s policies and/or procedures, unless corrected by Executive within ten (10) days of the Company’s written notification to Executive of such breach.

(d)Notice of Termination for Cause. Notice of Termination for Cause shall mean a notice to Executive that shall indicate the specific termination provision in Section 6(c) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause.

7.Consequences of Termination of Employment.

(a)General. If Executive’s employment is terminated for any reason or no reason, the Company shall pay to Executive or to Executive’s legal representatives, if applicable: (i) any base salary earned, but unpaid; and, (ii) any unreimbursed business expenses payable pursuant to Section 4 hereof and any accrued but unused personal time off benefits and any other payments or benefits required by applicable law (collectively “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate. Other than the Accrued Amounts, Executive or Executive’s legal representatives shall not be entitled to any additional compensation or benefits if Executive’s employment is terminated for any reason other than by reason of Executive’s Involuntary Termination (as defined in Section 7(b) below). If Executive’s employment terminates due to an Involuntary Termination, Executive will be eligible to receive the additional compensation and benefits described in Section 7(b) and 7(c), as applicable.

(b)Involuntary Termination. If Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability) and provided in any case such termination constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination an “Involuntary Termination”), in addition to the Accrued Amounts, Executive shall be entitled to receive the severance benefits described below in this Section 7(b), subject in all events to Executive’s compliance with Section 7(d) below:

(i)Executive shall receive continued payment of Executive’s Base Salary (as defined below) for the first twelve (12) months after the date of such termination (the “Severance Period”), paid over the Company’s regular payroll schedule;

(ii)Executive shall receive a lump sum amount equal Executive’s target Performance Bonus for the applicable Bonus Period in which such termination occurs, pro-rated based on the ratio that the number of days from the beginning of such Bonus Period in which such termination occurs through the date of termination bears to the total number of calendar days

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in the Bonus Period (the “Bonus Payment”);
(c)Involuntary Termination in Connection with a Change in Control. In the event that Executive’s Involuntary Termination occurs immediately prior to, on or within the twelve (12) months following the consummation of a Change in Control (as defined below) and subject in all events to Executive’s compliance with Section 7(d) below, then Executive shall be entitled to the benefits provided above in Section 7(b), except that:

(i)the Bonus Payment shall equal the Executive’s full target Performance Bonus for one calendar year rather than a pro-rated target bonus; and

(ii)the vesting of all of Executive’s outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of Executive’s Involuntary Termination.

For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 7(b) and this Section 7(c). If Executive is eligible for benefits under both Section 7(b) and this Section 7(c), Executive shall receive the benefits set forth in this Section 7(c) and such benefits will be reduced by any benefits previously provided to Executive under Section 7(b).

(d)Conditions and Timing for Severance Benefits. The severance benefits set forth in Section 7(b) and Section 7(c) above are expressly conditioned upon: (i) Executive continuing to comply with Executive’s obligations under this Agreement, including Sections 8 through 11; and
(ii) Executive signing and not revoking a general release of legal claims in a form provided by the Company (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline (as defined in Section 14 below). The salary continuation payments described in Sections 7(b) will be paid in substantially equal installments on the Company’s regular payroll schedule and subject to standard deductions and withholdings over the Severance Period following termination; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay Executive the salary continuation payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the payments being paid as originally scheduled. Bonus Payments described in Section 7(b) and 7(c) will be paid in a lump sum cash payment on the first regular payroll date of the Company following the effective date of the Release, but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurred. All severance benefits described in this Section 7 will be subject to all applicable standard required deductions and withholdings.

(e)Definitions.

(i)“Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination.

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(i)“Change in Control” means a “Change in Control” as defined in the Company’s 2019 Equity Incentive Plan.

8.Confidential Information. “Confidential Information” as used in this Agreement, includes but is not limited to, specialized training received by Executive; products already developed or that will be developed by the Company, including but not limited to, products in the field of cancer immunotherapy, including metastatic castrate resistant prostate cancer and graft versus host disease; research and development materials related to the manipulation of dendritic cell signaling pathways to enhance the immune response; research and development materials, electronic databases; computer programs and technologies; marketing and/or scientific studies and analysis; product and pricing knowledge; manufacturing methods; supplier lists and information; any and all information concerning past, present and future customers, referral sources or vendors; contracts and licenses; management structure, company ownership, personnel information (including the performance, skills, abilities and payment of employees); purchasing, accounting and business systems; short and long range business planning; data regarding the Company’s past, current and future financial performance, sales performance, and current and/or future plans to increase the Company’s market share by targeting specific medical issues, demographic and/or geographic markets; standard operating procedures; financial information; trade secrets, copyrights, derivative works, patents, inventions, know-how, and other intellectual property; business policies; submissions to government or regulatory agencies and related information; methods of operation; implementation strategies; promotional information and techniques; marketing presentations; price lists; files or other information; pricing strategies; computer files; samples; customer originals; or any other confidential information concerning the business and affairs of the Company. The Company’s Confidential Information is also comprised of the personal information received from third parties and/or confidential and proprietary information regarding research, products, or clinical trials received from third parties, but only if such confidential information is reduced to writing and marked “Confidential” by the third party. All such confidential information obtained by Executive, whether in writing, any other tangible form of expression or disclosed orally or through visual means or otherwise, and regardless of whether such information bears a confidential or proprietary legend, will be presumed to be Confidential Information. Executive acknowledges that the Confidential Information is vital, valuable, sensitive, confidential and proprietary to Company and provides Company with a competitive advantage. Executive further acknowledges that Company’s Confidential Information is dynamic, and constantly changes in nature and/or quantity, given that Company continues to refine its Confidential Information. The obligations specified in this Section 8 shall not apply, and Executive shall have no further obligations under this Agreement with respect to any Confidential Information that: a) is available to the public at the time of disclosure to Executive or becomes publicly known through no breach of the undertakings hereunder by Executive or to the knowledge of Executive, any third party; b) becomes known to Executive through disclosure by sources other than the Company and its Affiliates and in the course of Executive’s service to the Company, said sources being under no obligation of confidentiality to the Company with respect to such Confidential Information; c) is approved by the Company for release; or d) has been independently developed by Executive without benefit of the Confidential Information and on Executive’s own time and without use of Company resources. Executive understands and agrees that the Company may require her, as a condition to continued employment, to execute and abide by the terms of a standard proprietary information and inventions agreement with the Company which will further set forth the terms of, and prohibit the unauthorized use or disclosure of, the Company’s

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confidential and proprietary information (the “PIIA”) and that such PIIA shall become part of this Agreement and Executive’s obligations under this Agreement.

9.Non-Solicitation, Etc.

(a)Company Promises.

(i)This Agreement is entered into pursuant to Executive’s agreement to these non-solicitation provisions. Executive’s agreement to the provisions in Sections 9 through 11 is a material condition of the Company’s entering into this Agreement and continued employment of Executive.

(b)Executive’s Promises. In exchange for the Company’s promises listed above and all other consideration provided pursuant to this Agreement, to which these promises are ancillary, Executive promises as follows:

(i)Executive will not, during or after Executive’s employment with the Company, use, copy, remove, disclose or disseminate to any person or entity, the Company’s Confidential Information, except (i) as required in the course of performing Executive’s duties with the Company, for the benefit of the Company, or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify the Company of such requirement so that the Company may seek to obtain a protective order.

(ii)Following employment termination, Executive will immediately return to the Company all materials created, received or utilized in any way in conjunction with Executive’s work performed with the Company that in any way incorporates, reflects or constitutes Company’s Confidential Information.

(iii)Executive acknowledges that the market for the Company’s products, services, and activities is global, and that the products, services and/or activities can be provided anywhere in the world. Executive recognizes that the Company draws its customers and/or clients from around the world because it will seek to file patents and run clinical trials in countries around the world and sell its product to consumers around the world and/or pharmaceutical companies located around the world. Moreover, Executive recognizes that the Company’s customers may be contacted by telephone, in person, or in writing (including e-mail via the Internet). Executive further acknowledges that due to the international scope of the Company’s customer and client base, the following non-solicitation restriction is necessary.

(iv)Executive agrees and acknowledges that Company will not be provided access to Confidential Information, as defined in Section 8, from or belonging to a third party that Executive was exposed to or received from said third party prior to the execution date of this Agreement and that is the subject of any confidentiality requirement of any kind between Executive and said third party. EXECUTIVE ALSO AGREES TO INDEMNIFY, REIMBURSE, AND HOLD HARMLESS THE COMPANY FOR ALL ATTORNEY FEES, EXPENSES, COSTS, HARM, OR RELATED COSTS TO COMPANY ARISING FROM

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OR AS A RESULT OF ANY ACTUAL CAUSE OF ACTION OR CLAIM BROUGHT AGAINST COMPANY OR EXECUTIVE RELATED TO ANY ACTUAL BREACH OF
THIS SECTION BY EXECUTIVE. Company agrees that: (A) Executive shall be allowed to participate fully in the defense of any such action against Company and in any settlement negotiations, and (B) any payment to Company by Executive under this Section shall be only after any settlement has been consummated or judicial action has become final and non-appealable.

(c)Non-Solicitation of Employees. Executive agrees that during her employment and for twelve (12) months following termination of her employment, Executive will not, directly or indirectly, (i) induce or solicit any person who was an employee, consultant or independent contractor of the Company or any of its Affiliates, to terminate such individual’s employment or service with the Company or any of its Affiliates or (ii) assist any other person or entity in such activities.

(d)Extension of Non-Solicitation and Non-Recruitment Periods. If Executive is found by a court of competent jurisdiction to have breached any promise made in Section 9 of this Agreement, the period specified in Section 9(c) of this Agreement shall be extended by one month for every month in which Executive was in breach so that the Company has the full benefit of the time period provided in Section 9(c).

10.Injunction. Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages. Executive acknowledges that if Executive were to leave the employ of the Company for any reason and compete, directly or indirectly, with the Company, or solicit the Company’s employees, or use or disclose, directly or indirectly, the Company’s Confidential Information (whether in tangible form or memorized), that such competition, solicitation, use and/or disclosure would cause the Company irreparable harm and injury for which no adequate remedy at law exists. Executive agrees this Agreement is the narrowest way to protect the Company’s interests. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, the Company shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives that may be available at law or in equity. Executive acknowledges that the remedies contained in this Agreement for violation of this Agreement are not the exclusive remedies that the Company may pursue.

11.Inventions.

(a)Inventions Retained and Licensed. Executive has attached hereto as Exhibit A, a list describing all inventions, original works of authorship, derivative works, developments, improvements and trade secrets that (i) were made by Executive prior to her employment with the Company, (ii) belong to Executive, (iii) relate to the Company’s proposed business, products or research and development and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which Executive has an interest into a Company product, process or service without the Company’s prior written consent. Nevertheless, if, in the course of Executive’s employment with the Company, Executive

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incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b)Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, derivative works, developments, concepts, modifications, improvements (including improvements to Confidential Information), designs, discoveries, ideas, know-how, trademarks, trade dress, trade secrets or other intellectual property, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, whether or not reduced to drawings, written descriptions, documentation or other tangible form, as applicable, during the period of time Executive is employed by the Company (collectively, “Inventions”), except as provided in Section 11(f) below. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(c)Inventions Assigned to the United States. Executive agrees to assign to the United States government all Executive’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Board. The records will be available to and remain the Company’s sole property at all times.

(e)Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligations

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to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(f)Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that Executive has developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”), except for those Other Inventions that either (i) relate in any way at the time of conception or reduction to practice of such Other Invention to the Company’s Business or
(ii) result from any work that Executive performed for the Company. Executive will advise the Company promptly in writing, under a confidentiality agreement, of any Invention that Executive believes constitutes an Other Invention and is not otherwise disclosed on Exhibit A. Executive agrees that Executive will not incorporate, or permit to be incorporated, any Other Invention owned by Executive or in which Executive has an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service and Other Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

12.Disputes. Any dispute or controversy between the Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, the Company’s employment of Executive, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in San Mateo or San Francisco County, California administered by the American Arbitration Association in accordance with its Employment Arbitration Rules (the “AAA Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both Employee and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the AAA Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the

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existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. All claims, disputes, or causes of action under this Agreement, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or her costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or her reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration.

13.Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile or e-mail is transmitted to the parties at their respective addresses. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 13, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

Cooley LLP
4401 Eastgate Mall San Diego, CA 92121
Attention:

If to Executive, to Executive’s address on file with the Company

14.Tax Provisions.

(a)Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to the provisions of Section 409A of the Code and the regulations and other guidance thereunder and any

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state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive’s Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’ death. Executive shall receive severance benefits only if Executive executes and returns to the Company the Release within the applicable time period set forth therein and permits such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of Executive’s Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

To the extent that any reimbursements payable to Executive under this Agreement are subject to the provisions of Section 409A: (i) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within forty-five (45) days after the expense is incurred,
(ii) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(b)Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the

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Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen
(15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause
(x) of the first paragraph of this Section 14(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 14(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section 14(b), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

15.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

(b)Entire    Agreement/Amendments.    This    Agreement    and    the    instruments contemplated herein contain the entire understanding of the parties with respect to the employment

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of Executive by the Company from and after the Effective Date and supersede any prior agreements or promises between the Company and Executive, except for any outstanding stock option or other equity award agreement previously entered into between Executive and the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d)Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, assigns, executors and administrators. This Agreement shall not be assignable by Executive.

(e)Representation. Executive represents that Executive’s employment by the Company and the performance by Executive of her obligations under this Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates her to keep in confidence any trade secrets or confidential or proprietary information of her or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. Executive shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.

(f)Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(g)Withholding Taxes. The Company shall withhold from any and all compensation, severance and other amounts payable under this Agreement such Federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Sections 8 through 11 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

By: Bellicum Pharmaceuticals, Inc.

    /s/ Charity Scripture
Charity Scripture, MS, PharmD, BCOP

By: /s/ Rick Fair     Name: Rick Fair
Title: President and CEO

Signature Page to Agreement

EXHIBIT A INVENTIONS